Power Efficiency Corporation Reports Year End 2008 Financial Results

March 31, 2009 – Las Vegas, NV – Power Efficiency Corporation (OTCBB:PEFF.OB), a clean tech company focused on efficiency technologies for electric motors, today announced its year end 2008 financial results and updated stockholders about the company’s progress.

The Company’s technology platform, called E-Save Technology®, reduces the amount of electricity used by electric motors that are at times lightly loaded and operate at a constant speed.  Power Efficiency estimates E-Save Technology has the potential to save $1.7 billion in electricity a year in industrial applications in the U.S. alone.

In 2008, the Company released two “digital” products based on this technology and made significant refinements to them.  One product is a Three Phase Motor Efficiency Controller (MEC), which improves the efficiency of motors in escalators, elevators, granulators, saws, stamping presses, conveyors, crushers and many other applications.  The digital version of this product was released in the second half of 2008.  This digital product is a much more complex and complete product than the historical analog product. The digital incorporates many more motor control features and capabilities which are necessary to have the product adopted on a large scale by OEMs.

The second product is a Single Phase MEC, which is targeted at small motors in clothes washers and dryers, as well as other appliances and light commercial equipment.  The Company made significant improvements to the products and significantly improved the efficacy and functionality of E-Save Technology, and has filed three utility patents to date on new inventions.

During 2008, the Company also focused its long term business development efforts for its Three Phase MEC toward large volume contracts with original equipment manufacturers (OEMs).  As discussed in a letter from the CEO, Steven Strasser, to stockholders in February, the Company believes it will soon complete the first of these initial OEM agreements.  [In brief, the Company’s marketing strategy is to:

1.	First, have a very limited sales force targeting end-users in several select markets – vertical transportation (elevators and escalators), plastics and rock industries.

2.
Once initial market penetration has been accomplished, including sales to recognized industry leaders, the Company moves up the industry value chain to target larger volume channels, such OEMs of equipment that can be made more efficient with an MEC, targeted distributors who sell motor controls, and ultimately other manufacturers of motor controls. ]

The Company’s Single Phase MEC is targeted toward OEMs of white goods and other residential and light commercial appliances, as well as single phase motor control manufacturers.  The Company has begun discussions with several OEMs directly, including global and regional appliance and/or appliance motor manufacturers, and signed an agreement with IXYS Corporation for developing markets for the Single Phase MEC.

Steven Strasser, Chairman and CEO, stated, “We believe 2009 will be a very exciting year for the Company.  We have successfully progressed through extensive testing and negotiations with several OEMs in the vertical transportation market.  [We expect to enter into agreements with two of the major global OEMs in the vertical transportation market in the second quarter of 2009.]  The Company will be providing products to these OEMs for new equipment, modernization and aftermarket retrofit sales.  Some OEMs are also considering using MECs on some types of elevators, which would add significant sales.  We believe these agreements can provide the basis for a predictable and consistent revenue stream for the Company for years to come.  Power Efficiency’s MECs based on E-Save Technology are starting to be as an recognized energy saving technology within the industry.  We are working with other major global escalator OEMs on specific end-user projects and are optimistic we can ultimately establish OEM agreements with them as well.  In addition to working with some of the major OEMs, Power Efficiency is also proceeding through testing with several second tier vertical transportation OEMs and expects to complete agreements later in 2009.

“We were very pleased to see our first sales of the digital three phase product to major customers in industrial markets in 2008.  These customers are leaders in the plastics and mining markets. Many of these large industrial companies have begun “green” initiatives and we offer a compelling solution for their energy savings goals.  The sales in these markets have spurred interest from OEMs and we are now discussing potential supply agreements with OEMs in these markets. We were also pleased that in 2008, the digital product, which we expect will comprise the vast majority of revenue going forward, had a contribution margin (revenue minus direct material and labor costs) over 50%.”

The Company’s main goals for 2009 include:

•	Completing agreements with several OEMs for the Three Phase MEC and developing these channels to produce a high volume of predictable revenue.

•	Completing agreements with OEMs for the Single Phase MEC and commencing co-development efforts.

•	Proving the efficacy of E-Save Technology for saving energy on numerous new industrial applications.

Strasser continued, “Energy efficiency has appropriately come to the foreground as one of the primary solutions to our global energy and environment problems.  This holds great potential benefit for Power Efficiency.  Enacting cap-and-trade regulation of CO2 emissions, as has been proposed by the Obama Administration and many members of Congress, could greatly benefit the Company.  Saving energy reduces CO2 emissions, so enacting a cap-and-trade system should mean MECs provide customers cash flows from energy savings and from CO2 emissions savings.”

“The Company recently won a 2009 Innovation of the Year Award for E-Save Technology from Frost & Sullivan, a leading research and market analysis firm with more than 1,700 industry consultants, market research analysts, technology analysts and economists.  Frost & Sullivan’s research indicates energy efficiency has become one of the top concerns for purchasers of electric motors and motor controls.“

 “Although the current economic conditions had some impact on our direct sales to end users, interest in energy efficiency from the OEMs continues to be strong. Many OEMs are searching for ways to cost-effectively make their products more efficient because their customers are increasingly demanding efficiency.  Between the progress with OEM contracts and the increasing focus on energy efficiency, we are very excited about 2009 being a very important year for the Company.”

Sales for the year ended December 31, 2008 were $______.  Net loss for the year, including $________ in non-cash expenses relating to stock based compensation, was $______, or $0.__ per share.  The Company recorded a charge for obsolescence of analog unit inventory of $_______. Including this charge, the Company recorded a gross margin of $_____, or ___%, including a contribution margin (revenues minus direct labor and materials expense) of over 50%..

About Power Efficiency Corporation

Power Efficiency Corporation is a cleantech company focused on efficiency technologies for electric motors. Power Efficiency is incorporated in Delaware and is headquartered in Las Vegas, Nevada. The company has developed a patented and patent-pending technology platform, called E-Save Technology®, which has been demonstrated in independent testing to improve the efficiency of electric motors by up to 35% in appropriate applications. Electric motors consume over 25% of the electricity in the U.S. and many operate inefficiently. E-Save Technology can be licensed to motor, controls and equipment manufacturers. Power Efficiency’s first product based on E-Save Technology is a Motor Efficiency Controller for applications such as escalators, crushers, granulators, mixers, saws and MG elevators. Power Efficiency is also developing a new product based on E-Save Technology for the tens of millions of small motors found in applications such as residential air conditioning, pool pumps, and clothes dryers. The company is working with manufacturers to incorporate this technology directly into new motors and appliances.

For more information go to www.powerefficiency.com.

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in technology and product development; the Company’s ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company’s SEC filings, including the financial statements and related information contained in the Company’s SEC filing. Power Efficiency assumes no obligation to update the information in this release.

Contact:
Media Contact:
Christine Toledo
Marketing Communications Manager, Power Efficiency Corporation
Tel: 702-697-0377